EXHIBIT 99.1

FOR IMMEDIATE RELEASE
---------------------

   BARNEYS NEW YORK, INC. NAMES HOWARD SOCOL CHAIRMAN, CHIEF EXECUTIVE OFFICER
                                 AND PRESIDENT


New York, January 9, 2001 -- Barneys New York, Inc. (OTC BB:BNNY) announced today that Howard Socol has been appointed Chief Executive Officer and President of the New York - based luxury retailer, effective immediately. Mr. Socol, 55, has also been elected Chairman of the Board.

Douglas P. Teitelbaum, managing principal of Bay Harbour Management and David A. Strumwasser, a principal of Whippoorwill Associates, Inc., the two majority stockholders of Barneys, said, "We are delighted to have Howard join Barneys as Chairman, Chief Executive Officer and President. Howard is one of the most highly regarded merchants in the retail and apparel industry. His proven track record in brand and product development and growing companies in terms of sales and earnings makes him the ideal executive for Barneys. Howard will provide excellent leadership and vision to complement one of the best merchandising teams in the industry."

"Howard has the right skills and experience to further the growth phase of the Company, including continued growth and improvement in our flagship stores and the expansion of our Barneys co-op business," added Strumwasser and Teitelbaum.

Strumwasser and Teitelbaum continued, "We would like to acknowledge the contributions of the members of the Interim Office of the President, including Michael Celestino, Judy Collinson and Tom Kalenderian, who were responsible for the Company's day-to-day operations during this time of management transition. Michael, Judy and Tom will continue their responsibilities as Executive Vice President of Store Operations, Executive Vice President and General Merchandise Manager of Women's Merchandising and Executive Vice President and General Merchandise Manager of Men's Merchandising and Chelsea Passage, respectively."

Mr. Socol brings more than 30 years of management and merchandising expertise to Barneys. He served as Chairman and Chief Executive Officer of Burdines Department Stores, a division of Federated Department Stores, for thirteen years. During that time, he expanded the business from 17 stores to 45 stores and grew sales from $475 million to $1.4 billion. Mr. Socol began his distinguished career at Burdines as an assistant buyer


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and became President in only 12 years. At age 35, he became the youngest
President in Federated's history. Mr. Socol also served as Chief Executive Officer of J. Crew Group, Inc., a privately held company, from February 1998 to January 1999. Under his leadership, the company increased sales and profitability, and expanded from 50 stores to 64 stores.

"Barneys is an exciting and unique brand -- synonymous with the finest in taste, fashion and customer service. Barneys has an outstanding, committed and talented team. I have admired Barneys over the years and have used them as a benchmark for fashion, quality and brand marketing expertise. Building on the success over the last two years, I look forward to working with the Barneys team to take the Company to the next level of growth and expansion. We will continue to be committed to bringing our customers the newest and most unique merchandise along with the service level they expect," said Mr. Socol.

Mr. Socol succeeds Allen Questrom, as Chairman of Barneys' Board of Directors. Mr. Questrom, 60, will remain a Director of the Company, and the size of the Board has been increased to 11 members.

Barneys New York is a luxury retailer with flagship stores in New York City, Beverly Hills, and Chicago. In addition, the Company operates five regional full price stores, 10 outlet stores and two semi-annual warehouse sales events. The Company also maintains corporate offices in New York City, and an administrative and distribution center in Lyndhurst, New Jersey and has 1,400 employees.

Except for the historical information contained herein, information set forth in this release may contain forward-looking statements subject to risks and uncertainties which could cause the Company's actual results or performance to differ materially from those expressed or implied in such statements. For additional information about the Company and its various risk factors, reference is made to the Company's Annual Report on Form 10-K for the fiscal year ended January 29, 2000, as filed with the Securities and Exchange Commission.

/Contact: David Walke or Stacy Roth of Morgen-Walke Associates, Inc. 212-850-5600 - or Dawn Brown, Vice President; Public Relations, Barneys New York, 212-450-8699.



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